SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

November 27, 2002
Date of Report
(Date of earliest event reported)

G REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	333-76498 (Commission File No.)	52-2362509 (I.R.S. Employer Identification No.)

1551 N. Tustin Avenue
Suite 650
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

Two Corporate Plaza – Clear Lake, Texas

On November 27, 2002, G REIT, Inc. (the “Company”) through its wholly owned subsidiary, GREIT – Two Corporate Plaza, LP, a Texas limited partnership, purchased Two Corporate Plaza in Clear Lake, Texas (the “Property”) from ASP Two Corporate Plaza, L.P., an unaffiliated third-party, for a purchase price of approximately $13,580,000. The Company funded the purchase price with a $10,160,000 loan (the “Loan”) from Nomura Credit & Capital, Inc., bearing interest at a fixed rate of 5.92% per annun. The Company is required to make monthly principal and interest payments on a 30-year amortization schedule until the due date of December 31, 2007, at which time the Loan will have to be paid in full or refinanced. The purchase price included a sales commission payable to Triple Net Properties Realty, Inc., an affiliate of Triple Net Properties, LLC, the Company’s advisor (the “Advisor”), of $380,000, approximately 2.80% of the purchase price.

The Property is located in Clear Lake, Texas, approximately three miles south of U.S. Interstate 45 and midway between Houston and Galveston, Texas, and considered a sub-market of the Houston office market. The region is home to NASA’s Johnson Space Center which is located less than 1 mile southeast of the Property.

Built in 1989, the Property consists of an eight-story office building and a three-story parking garage connected to the building by a covered concrete walkway. The Property includes approximately 137,731 and 23,600 square feet of office and retail space, respectively, on 5.1 acres. There are 631 parking spaces, 509 in the covered parking structure and 122 in the surface parking area. The Property is approximately 97% leased to 21 national, regional and local tenants, including Lockheed Martin, the United States Federal Aviation Administration, Akzo Nobel, Maverick Technologies and Eval Company of America. Four leases representing approximately 7% of the Property’s total rentable square feet expire during the next twelve-months. Government entities and contractors doing business with federal, state and local government occupy approximately 47% of the Property. Lockheed Martin occupies approximately 36% of the Property under a lease that expires in 2006 and includes a termination option beginning December 31, 2003 and ending December 31, 2004.

The Company does not anticipate making any significant repairs or improvements to the Property over the next few years. A Phase 1 environmental assessment completed in connection with the purchase of the Property found no hazardous conditions. For federal income tax purposes, the Company’s depreciable basis in the Property is approximately $11,543,000.

The Advisor retained Triple Net Properties Realty, Inc. to manage the Property for a property management fee equal to 5% of the gross income of the Property, in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

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ITEM 5.    OTHER EVENTS.

Proposed Acquisition - Congress Center – Chicago, Illinois

On November 4, 2002, the Advisor entered into a contract on behalf of the Company with an unaffiliated third-party for the acquisition of an undivided tenant in common interest in Congress Center, a 16-story Class A office building of approximately 525,000 square feet located in Chicago, Illinois. The property is approximately 85% leased, with more than 30% of the office space being leased by government or government-affiliated tenants, including the U.S. Department of the Treasury and Amtrak. The purchase price for the entire property is approximately $136,000,000. The Company expects to purchase an approximately 25% undivided tenant in common interest in the entire property for approximately $34,000,000 and accordingly has put up 25% ($2,000,000) of the required $8,000,000 total deposit. Under certain circumstances, such deposit may be nonrefundable. When the acquisition is completed, the seller will pay Triple Net Properties Realty, Inc., an affiliate of the Advisor, a commission of $2,000,000 or approximately 1.5% of the total purchase price at settlement for arranging the purchase. Closing of this acquisition is anticipated during the first quarter of 2003. While the Company expects to acquire an undivided tenant in common interest in the property, no assurance can be provided that the Company will be able to complete the acquistion under the expected terms or at all.

Proposed Acquisition - Atrium Building – Lincoln, Nebraska

On September 6, 2002, the Advisor entered into a contract on behalf of the Company with an unaffiliated third-party for the acquisition of the Atrium Building, a 6-story Class B office building of approximately 166,868 square feet located in Lincoln, Nebraska. The property is encumbered by two ground leases under parts of the office building, which expire in 2054 and 2055, respectively, including renewal options. The property is approximately 82% leased, with more than 80% of the office space being leased by government or government-affiliated tenants, including the State of Nebraska. The purchase price for the property is approximately $4,532,000. When the acquisition is completed, the seller will pay Triple Net Properties Realty, Inc., an affiliate of the Advisor, a commission of $132,000 or approximately 2.9% of the purchase price at settlement for arranging the purchase. Closing of this acquisition is anticipated during the fourth quarter of 2002. The Company has a deposit of $50,000 related to this potential acquisition. Under certain circumstances, such deposits may be nonrefundable. While the Company expects to acquire the property, no assurance can be given that the Company will be able to complete the acquistion under the expected terms or at all.

Dividend Increase

The Company has been paying an annualized dividend of $0.70 per share (7%) since its inception. On November 25, 2002, the Company’s board of directors approved an increase in the annual dividend to $0.725 per share (7.25%) effective January 1, 2003.

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ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.09
Agreement of Sale and Purchase dated as of August 14, 2002 by and between ASP Two Corporate Plaza, L.P. as seller and Triple Net Properties, LLC, as amended and reinstated, and as assigned to GREIT – Two Corporate Plaza, LP, a Texas limited partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

By:	/s/ Anthony W. Thompson
Anthony W. Thompson President and Chief Executive Officer

Date:    December 13, 2002

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